Exhibit 10.19

EXECUTION VERSION

AMENDMENT TO

NONQUALIFIED STOCK OPTION GRANT CERTIFICATE

THIS AMENDMENT (“Amendment”) to the Nonqualified Stock Option Grant Certificate, dated as of May 15, 2013 (the “Agreement”), by and between Georgia Holdings, Inc., a Delaware corporation (the “Company”), and Lloyd G. Waterhouse (the “Grantee”), is made by and between the Grantee and the Company, effective as of this 5th day of December, 2013 (the “Amendment Effective Date”).

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has granted the Grantee nonqualified options pursuant to the Agreement under the Georgia Holdings, Inc. Management Equity Plan (the “Plan”);

WHEREAS, pursuant to Section 12(b) of the Agreement, the Committee may, at any time, amend the terms of the Agreement, provided that the rights of the Grantee shall not be materially adversely affected without his written consent; and

WHEREAS, the parties desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree to amend the Agreement, effective as of the Amendment Effective Date, as follows:

1.	Section 2(b) of the Agreement is hereby amended to read as following:

“(b) Change in Control.

(i) Upon a Change in Control prior to the second Vesting Date (i.e., prior to March 22, 2015), the portion of the Option that was scheduled to vest on the first Vesting Date, if not then vested, and on the second Vesting Date shall accelerate and become fully vested and exercisable, subject to the Grantee’s continued employment in active service by the Company or one of its Affiliates or otherwise provides services as a member of the Board, or both, through the effective date of a Change in Control. The remaining portion of the Option shall be unaffected by the Change in Control.

(ii) Notwithstanding anything in this Agreement to the contrary, if (A) the Grantee’s employment terminates for any reason other than a termination by the Company or one of its Affiliates for Cause or by the Grantee without Good Reason, and the Grantee’s service as a member of the Board terminates for any reason other than termination by the Board for Cause or by the Grantee for any reason, and (B) the effective date of a Change in Control occurs during the period (x) beginning on the date of the

Grantee’s termination of employment or service, whichever is later, and (y) ending 90 days following such termination date, then immediately prior to the effective date of the Change in Control (and subject to the consummation of such Change in Control), then if the portion of the Option that was scheduled to vest on the first or second Vesting Date had not yet vested, such portion of the Option that would vest on the first Vesting Date, if not then vested, and the second Vesting Date shall vest in accordance with Section 2(b)(i) above as if the Change in Control had occurred immediately prior to such termination.”

2.	The first sentence of Section 5(a)(i) of the Agreement is hereby amended to read as following:

“(i) Except as provided below in Section 5(a)(iii), if, prior to the second Vesting Date (i.e., March 22, 2015), (1) either the Grantee’s employment or service with the Company and its Affiliates is terminated by the Company, one of its Affiliates or the Board without Cause or due to the Grantee’s Disability, (2) the Grantee’s employment with the Company and its Affiliates is terminated by the Grantee for Good Reason or (3) either the Grantee’s employment or service with the Company and its Affiliates is terminated due to the Grantee’s death, the Option shall become fully vested and exercisable as of the date of such termination with respect to the portion of the Option Shares that would vest on the first and second Vesting Date to the extent then not vested.”

3.	Section 5(a)(ii) of the Agreement is hereby amended by inserting the word “either” before the phrase “the Grantee’s employment or service with the Company and its Affiliates” each time it occurs therein.

4.	Section 5(a)(iv) of the Agreement is hereby amended to read as following:

“(iv) Notwithstanding anything to the contrary in this Agreement, upon any termination of the Grantee’s employment with the Company and its Affiliates (even if the Grantee remains in service as a member of the Board or other non-employee capacity), the unvested portion of the Option shall be cancelled immediately and the Grantee shall immediately forfeit any rights to the Option Shares subject to such unvested portion, except with respect to 40% of the Option Shares which may vest or be eligible to vest in accordance with the terms herein, including Section 5(a)(i) and Section 5(a)(iii).”

5.	Section 5(c)(ii) of the Agreement is hereby amended by replacing the phrase “employment or service” with the phrase “employment and service”.

6.	Section 12(l) of the Agreement is hereby amended to read as following:

“(l) Entire Agreement. This Agreement, the Plan and the Employment Agreement by and between McGraw-Hill Global Education, LLC, a Delaware limited liability company (as assignee to McGraw-Hill Education, Inc., a Delaware corporation) and the Optionee, dated as of June 6, 2012, as amended, contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto.”

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GEORGIA HOLDINGS, INC.

By:
Name:
Title:

/s/ Lloyd G. Waterhouse
Lloyd G. Waterhouse

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